Exhibit 99.1

CHENIERE ENERGY, INC. PRESS RELEASE

CONTACT: DAVID CASTANEDA
VICE PRESIDENT
INVESTOR & MEDIA RELATIONS
PHONE: 713-265-0202
E-mail:  Info@Cheniere.com

Cheniere Energy, Inc. Reports 3nd Quarter Results

Houston – November 15, 2004 – Cheniere Energy, Inc. (AMEX: LNG) reported a net loss of $5,639,289, or $0.29 per share (basic and diluted) for the quarter ended September 30, 2004, compared to a net loss of $2,387,021, or $0.16 per share (basic and diluted), during the corresponding period in 2003.

The major factors contributing to the net loss during the third quarter of 2004 were: (1) LNG receiving terminal development expenses of $3,334,982 (which were partially offset by a $416,831 minority interest in the operations of Corpus Christi LNG, L.P. (“Corpus LNG”), (2) other general and administrative expenses of $1,916,300 and (3) the Company’s equity share of the net loss in Freeport LNG Development, L.P. (“Freeport LNG”) of $582,798.

Cheniere’s working capital at September 30, 2004, was $6,372,798 compared to $155,526 at December 31, 2003.  The increase is primarily attributable to the sale of our common stock through a private placement offering in January 2004 and exercises of warrants and stock options that resulted in aggregate net proceeds of $19,137,182.  We also received a $2,500,000 payment from Freeport LNG, which was payable pursuant to the sale of a 60% interest in the Freeport LNG project, and $2,818,898 in partnership contributions from the Corpus LNG minority owner.  Major uses of working capital included $17,821,846 related to LNG terminal development and other general and administrative expenses during the nine months ended September 30, 2004.

For additional information, please refer to the Cheniere Energy, Inc. Form 10-Q filing with the Securities and Exchange Commission for the quarter ended September 30, 2004.

Cheniere Energy, Inc. is a Houston-based developer of liquefied natural gas receiving terminals and a Gulf of Mexico E&P company.  Cheniere is developing Gulf Coast LNG receiving terminals near Sabine Pass in Cameron Parish, LA, and near Corpus Christi, TX.  Cheniere is also a 30% limited partner in Freeport LNG Development, L.P., which is developing an LNG receiving terminal in Freeport, Texas.  Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data.  Cheniere also owns 9% of Gryphon Exploration Company, along with Warburg, Pincus Equity Partners, L.P. which owns 91%. Additional information about Cheniere Energy, Inc. may be found on its website at www.cheniere.com.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial table follows)

Cheniere Energy, Inc.
Selected Financial Information

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenues	$465,249	$135,245	$1,132,240	$366,665
Operating Costs and Expenses
Production Taxes	14,956	—	29,184	—
Depreciation, Depletion and Amortization	265,601	101,003	631,956	251,006
General and Administrative Expenses
LNG Terminal Development	3,334,982	2,343,534	12,664,635	3,360,643
Non-Cash Compensation	438,542	—	2,699,375	—
Other	1,916,300	615,254	5,157,211	1,728,055
Total General and Administrative Expenses	5,689,824	2,958,788	20,521,221	5,088,698
Total Operating Costs and Expenses	5,970,381	3,059,791	21,182,361	5,339,704

Loss from Operations	(5,505,132)	(2,924,546)	(20,050,121)	(4,973,039)

Equity in Net Income (Loss) of Limited Partnership	(582,798)	(595,688)	84,473	(2,655,635)
Gain on Sale of LNG Assets	—	—	—	4,760,000
Gain on Sale of Limited Partnership Interest	—	—	—	423,454
Reimbursement from Limited Partnership Investment	—	—	2,500,000	—
Interest and Other Income	31,810	1,002	48,283	2,288
Minority Interest	416,831	1,132,211	2,650,210	1,552,978
Net Loss	$(5,639,289)	$(2,387,021)	$(14,767,155)	$(889,954)
Net Loss Per Share - Basic & Diluted	$(0.29)	$(0.16)	$(0.79)	$(0.06)
Weighted Average Shares Outstanding - Basic & Diluted	19,273,175	15,180,473	18,768,228	14,306,270

	(Unaudited)
	9/30/2004	12/31/2003
Current Assets	$9,266,861	$4,487,352
Oil and Gas Properties, net, full cost method	19,406,474	19,134,954
LNG Site & Other Related Costs	534,999	310,500
Fixed Assets, net	984,809	578,281
Investment in Limited Partnership	84,473	—
Debt Issuance Costs	509,180	—
Intangible LNG Assets	80,670	79,670
Other	15,910	—
Total Assets	$30,883,376	$24,590,757

Current Liabilities	$2,894,063	$4,331,826
Deferred Revenue	1,000,000	1,000,000
Minority Interest	288,720	120,032
Stockholders’ Equity	26,700,593	19,138,899
Total Liabilities and Stockholders’ Equity	$30,883,376	$24,590,757

###